AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 25, 2022 (“Effective Date”):

Term	Means
“Existing Agreement”	The Wholesale Marketing Agreement between Distributor and Bluerock dated December 18, 2017, as amended
“Distributor”	ALPS Distributors, Inc.
“Bluerock”	Bluerock Capital Markets, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		BLUEROCK CAPITAL MARKETS, LLC

By:		By:

Name:	Stephen Kyllo	Name:	Paul Dunn

Title:	SVP & Director	Title:	Executive Vice President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Exhibit A of the Existing Agreement is deleted in its entirety and replaced with the following Exhibit A:

“Exhibit A – Funds:

Bluerock Total Income + Real Estate Fund

Bluerock High Income Institutional Credit Fund”.

2.	The address lines within Section 13 are revised as follows:

“To Distributor:

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: Stephen Kyllo

To Bluerock:

Bluerock Capital Markets, LLC

1345 Avenue of the Americas, 32nd Floor

New York, New York 10105

Attn: Jason Emala”.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.